MGP INGREDIENTS ANNOUNCES CEO RETIREMENT AND SUCCESSION PLAN
David Colo to retire at year end;
David Bratcher promoted to CEO and President as of January 1, 2024

ATCHISON, Kan., November 2, 2023 - MGP Ingredients, Inc. (Nasdaq: MGPI), a leading provider of distilled spirits, branded spirits, and food ingredient solutions, announced today that David Colo will retire from his role as Chief Executive Officer and President of MGP, effective December 31, 2023. The Board of Directors has elected David Bratcher, MGP’s Chief Operating Officer and President of Branded Spirits, as its next Chief Executive Officer and President, effective January 1, 2024. Mr. Colo will remain with MGP through April 2024, serving in an advisory role to facilitate a smooth transition.

Mr. Colo will also resign from the Board of Directors effective December 31, 2023, and the Board has nominated Mr. Bratcher for election as a Class B director effective January 1, 2024, subject to preferred stockholder approval.

Colo and Bratcher have worked closely together for more than two years since the successful merger and integration of MGP with branded spirits company Luxco, Inc. Since becoming the CEO and President of MGP in May 2020, Colo has led the Company through consistent growth and record results, while also establishing a strong foundation for future sustainable growth. Bratcher’s appointment is a reflection of the Company’s deliberate succession planning.

Bratcher is a longtime beverage alcohol industry veteran and executive. He joined MGP following the Company’s April 2021 merger with Luxco, Inc. and since then has served as COO and President of Branded Spirits, roles in which he has worked hand in hand with Colo and the rest of the MGP management team to manage the overall MGP business, as well as directly overseeing the Company’s extensive and award-winning branded spirits portfolio. Prior to the 2021 Luxco merger, Bratcher served in several leadership roles at Luxco since 1998, including serving as Luxco’s President since 2013. Before joining Luxco, Bratcher served in financial and operational roles for a number of consumer product companies, including international spirits company Allied Domecq, the second-largest spirits company in the world at the time.

“It has been a privilege to work with the Board of MGP and a talented and passionate group of employees throughout the Company, altogether who have achieved significant results in a number of areas the past few years,” said David Colo, president and CEO of MGP Ingredients. “I have worked closely with David Bratcher during the past couple of years and we are fortunate to have such a talented and capable leader to be the next CEO of MGP.”

Karen Seaberg, Chairman of the Board of MGP, expressed thanks for Colo’s leadership. “On behalf of the Board of Directors, our employees, and MGP’s stockholders, I express my deep gratitude to David for his success in leading the Company as well as for his service as an MGP Board member since 2015.”

“As we prepared for Colo’s retirement, the Board unanimously agreed that David Bratcher was well suited to lead MGP,” continued Seaberg. “Our deliberate succession planning process has enabled us to ensure a seamless transition. The Board is confident that David’s leadership will positively impact our employees, customers, and stockholders into the future.”

“The time I have spent with David over the last couple of years has been an invaluable experience for me. What David, the MGP Board, and all the employees have accomplished during his tenure is nothing short of impressive,” said David Bratcher. “I am extremely grateful to become MGP’s next CEO and look forward to working with the MGP Board and all our employees in challenging ourselves to continue moving the business forward.”

About MGP Ingredients, Inc.
MGP Ingredients, Inc. (Nasdaq: MGPI) is a leading producer of premium distilled spirits, branded spirits, and food ingredient solutions. Since 1941, we have combined our expertise and energy aimed at formulating excellence, bringing product ideas to life collaboratively with our customers.

As one of the largest distillers in the U.S., MGP’s offerings include bourbon and rye whiskeys, gins, and vodkas, which are created at the intersection of science and imagination, for customers of all sizes, from crafts to multinational brands. With distilleries in Kentucky, Indiana, and Kansas, and bottling operations in Missouri, Ohio, and Northern Ireland, MGP has the infrastructure and expertise to create on any scale.

MGP’s branded spirits portfolio covers a wide spectrum of brands in every segment, including iconic brands from Luxco, which was founded in 1958 by the Lux Family. Luxco is a leading producer, supplier, importer, and bottler of beverage alcohol products. Our branded spirits mission is to meet the needs and exceed the expectations of consumers, associates, and business partners. Luxco’s award-winning spirits portfolio includes well-known brands from four distilleries: Bardstown, Kentucky-based Lux Row Distillers, home of Ezra Brooks, Rebel, Blood Oath, David Nicholson and Daviess County; Lebanon, Kentucky-based Limestone Branch Distillery, maker of Yellowstone Kentucky Straight Bourbon Whiskey, Minor Case Straight Rye Whiskey and Bowling & Burch Gin; Jalisco, Mexico-based Destiladora González Lux, producer of 100% agave tequilas, El Mayor, Exotico and Dos Primos; and the historic Ross & Squibb Distillery in Lawrenceburg, Indiana, where Penelope Bourbon, Remus Straight Bourbon Whiskey and Rossville Union Straight Rye Whiskey are produced. The innovative and high-quality brand portfolio also includes Everclear Grain Alcohol, Pearl Vodka, Green Hat Gin, Saint Brendan’s Irish Cream, The Quiet Man Irish Whiskey, and other well-recognized brands.

In addition, our Ingredient Solutions segment offers specialty proteins and starches that help customers harness the power of plants and provide a host of functional, nutritional, and sensory benefits for a wide range of food products.

The transformation of American grain into something more is in the soul of our people, products, and history. We’re devoted to unlocking the creative potential of this extraordinary resource. For more information, visit mgpingredients.com.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com